Filed pursuant to Rule 424(b)(3)
File no. 333-112311

Prospectus Supplement No. 2
(To Prospectus Dated May 20, 2004)

$120,000,000

0.75% Senior Convertible Notes due 2033 and
3,869,172 Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale from time to time by the holders of our 0.75% Senior Convertible Notes due 2033 and the shares of common stock issuable upon conversion of the notes.

     You should read this prospectus supplement in conjunction with the prospectus dated May 20, 2004, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement. The terms of the notes and the common stock issuable upon conversion of the notes are set forth in the prospectus.

     Our common stock is listed on The Nasdaq National Market under the symbol “AFFX.” On June 14, 2004, the reported last sale price of our common stock on The Nasdaq National Market was $27.18 per share.

     Investing in the securities involves risks. See ‘‘Risk Factors’’ on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2004.

     The prospectus is hereby amended and supplemented to include in the table under the caption “Selling Securityholders” beginning on page 49 of the prospectus the information below regarding an increase in the principal amount of the notes held by one of the selling securityholders. This information was furnished to us by the selling securityholder as of the date of this prospectus supplement.

Name	Principal amount of notes beneficially owned that may be sold hereby	Percentage of notes outstanding	Number of shares of common stock that may be sold hereby(1)	Percentage of common stock outstanding(2)	Number of shares of common stock beneficially owned after the offering(2)	Natural person or persons with voting or investment control

Grace Convertible Arbitrage Fund, Ltd.	$6,750,000	5.6%	217,640	*	0	Bradford Whitmore
						Michael Brailov

* Less than one percent.

(1) Assumes conversion of all of a holder’s notes at a conversion rate of 32.2431 shares per $1,000 principal amount of notes and cash payments in lieu of any fractional interest. This conversion rate, however, is subject to adjustment as described under “Description of Notes—Conversion rate adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 60,490,834 shares of common stock outstanding as of June 11, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of a particular holder’s notes. We did not, however, assume the conversion of any other holder’s notes.